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                                                                    EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The Subsidiaries of the Registrant are (a) TIB Bank of the Keys, TIB Software and Services, Inc., and Keys Insurance Agency, Inc., organized under the laws of the State of Florida and (b) TIBFL Statutory Trust I, and TIBFL Statutory Trust II, which are Connecticut statutory trusts.